Exhibit 10.30

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

Gerber Scientific, Inc. (“Gerber”) and Stephen Lovass (“Employee”), Employee’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.           Last Day of Employment.  Employee’s last day of employment with Gerber is May 13, 2011.

2.           Consideration.  In consideration for signing this Agreement and General Release, the expiration of the seven (7) day revocation period without Employee’s revocation of the Agreement and General Release, Employee’s execution of the Reaffirmation Provision attached hereto as Exhibit A on May 14, 2011, and Employee’s compliance with the terms of this Agreement and General Release and Reaffirmation Provision, Gerber agrees:

a.           to pay to Employee salary continuation at Employee’s base rate of pay, less lawful deductions, in accordance with Gerber’s regular payroll practices, for 12 months (the “Salary Continuation Period”) to commence after May 13, 2011.  This consideration is subject to the limitations stated in Section (C)(4) and Section (D) of the Severance Policy for Senior Officers of Gerber Scientific, Inc., which is incorporated by reference and attached as Exhibit B;

b.           to pay to Employee one year of his annual base salary, $255,000 (two hundred fifty five thousand dollars);

c.           to pay to Employee a pro rata portion of Employee’s annual incentive bonus (pro rated through April 30, 2011) under Gerber’s Annual Incentive Bonus Plan (“Plan”), less lawful deductions.  Employee agrees that the pro rata portion may be a percentage of 0 depending on whether a bonus is earned under the Plan.  Gerber will pay this pro rated annual incentive bonus when payments are made to the other employees under the Plan, which is currently to be anticipated to be in July;

d.           if Employee properly and timely elects to continue medical and dental coverage under the Gerber Scientific, Inc. Employee Health & Dental Plan in accordance with the continuation requirements of COBRA, Employee shall, during the Salary Continuation Period, continue to receive from Gerber, at Gerber’s cost but subject to any applicable employee contributions, the health (medical and dental) insurance coverage under the health insurance plan provided to Employee immediately prior to the Termination Date.  During this period, Employee will be responsible for paying Employee’s share of premiums as determined by the Company’s regular employee benefit practices as if Employee had continued his employment with Gerber.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense;

e.           Gerber shall, for a period of thirty (30) days following the commencement of the Salary Continuation Period, continue to provide Employee with the same life insurance benefits provided to Employee immediately prior to the Termination Date, provided that such benefits shall cease at the end of such thirty day period; and

f.           Gerber agrees to accelerate the vesting of Employee’s 7,500 unvested stock options and 21,230 unvested restricted shares which were granted under the Gerber Scientific Inc. 2006 Omnibus Incentive Plan and

3.           No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release, the expiration of the seven (7) day revocation period without Employee’s revocation of the Agreement and General Release, Employee’s execution of the Reaffirmation Provision attached hereto as Exhibit A on May 14, 2011, Employee’s compliance with the terms of this Agreement and General Release and Reaffirmation Provision, and the fulfillment of the promises contained herein.

4.           General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges Gerber, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	The Civil Rights Act of 1991;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Occupational Safety and Health Act, as amended;

▪	The Sarbanes-Oxley Act of 2002;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The National Labor Relations Act, to the extent permitted by law;

▪	The Older Workers Benefit Protection Act;

▪	The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

▪	The Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq.;

▪	The Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq.;

▪	The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a;

▪	The Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76;

▪	The Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq.;

▪	The Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq.;

▪	The Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq.;

▪	The Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq.;

▪	The Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543;

▪	The Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq.;

▪	The Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a-581 et seq.;

▪	The Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d;

▪	The Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq.;

▪	The Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239;

▪	The Connecticut OSHA, as amended;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Gerber or any other Releasee identified in this Confidential Agreement is a party.

5.           Cooperation.  Beginning on the date this Agreement and General Release is presented to Employee and through May 13, 2011, Employee agrees to perform his job duties in good faith.  Employee understands that his cooperation through May 13, 2011 is a material requirement of this Agreement and General Release and that should he fail in good faith to perform his job duties in good faith or should his employment terminate for cause (“cause” is defined as (a) the willful and continued failure by Employee substantially to perform Employee’s duties with Gerber (other than such failure resulting from Employee’s incapacity due to physical or mental illness) or (b) the willful engaging by Employee in conduct that is demonstrably and materially injurious to Gerber, monetarily or otherwise, as determined in Gerber’s sole discretion) before May 13, 2011, he will not be eligible to receive the consideration described in Section 2 above.

6.           Nonsolicitation.  Employee acknowledges that due to the nature of work that he is performing and has performed for Gerber, he had or has access to highly confidential and proprietary information regarding Gerber’s business and its clients.  Employee further acknowledges that Gerber has spent considerable money and business resources in developing its business, business contacts and clients.  Employee acknowledges, therefore, that Gerber has a legitimate interest in protecting that information from disclosure to competitors, to the general public, or in some cases, to clients and/or former clients.

Based in part on the acknowledgements set forth in the previous paragraph, and in consideration of the compensation and benefits Gerber is providing to Employee as set forth in this Agreement, Employee agrees that during the Salary Continuation Period, Employee will not, without the prior written consent of Gerber or its designee, directly or indirectly:

(a)           solicit business from any person who has directly engaged the services of Gerber and with whom Employee has had substantive contact or been directly involved in the provision of services at any time during the 12 months prior to the last date of employment, where such solicitation would cause that person to cease doing business with Gerber or its successor or to reduce the amount of business that the person would normally do with Gerber or its successor;

(b)           attempt to persuade any person who has dealt with Gerber at any time during the 12 months prior to Employee’s last date of employment to cease doing business with Gerber or reduce the business which the person would normally do with Gerber by discrediting or misrepresenting Gerber’s business relationship with, or capacity to provide services to, that person;

(c)           employ any person who has been or is a director, manager, employee of or consultant to Gerber who is or may be likely to be in possession of any confidential information relating to the business of Gerber or its clients.

In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been deleted.  The non-enforceability of any non-solicitation restraint set forth in this Paragraph does not affect the enforceability of the other non-solicitation restraints.

7.           Non-Disclosure of Confidential Information.  Employee acknowledges that during the course of employment with Gerber, Employee had or has access to, and became aware of or developed varying forms of Confidential and Proprietary Information.  Employee understands that such information has been developed by Gerber at substantial cost and expense.  Employee declares and acknowledges that such information is a valuable, important and a unique asset to Gerber in the conduct of its business, and that Gerber would be irreparably harmed and damaged by the disclosure, dissemination or publication of this Information.

As used herein, “Confidential and Proprietary Information” means information concerning the business, business practices, pricing, operations, assets, trade secrets, know-how, customers, clients, or other information of a similar nature or any other information relating to Gerber that Employee knows from the circumstances should be treated as confidential.

Employee agrees that Employee will not, except as required by law, directly or indirectly, disclose, remove, publish, transmit, disseminate, copy, reproduce, otherwise deliver, or make available any Confidential and Proprietary Information to any person or entity not associated with Gerber or expressly authorized by virtue of their relationship with Gerber to receive such information.  The obligations contained herein shall not apply to such Information that is, or later becomes, public knowledge, other than by way of a breach of this agreement.

8.           Acknowledgments and Affirmations.  Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Gerber.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.  Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that he has not divulged any proprietary or confidential information of Gerber and will continue to maintain the confidentiality of such information consistent with Gerber’s policies and Employee’s agreement(s) with Gerber and/or common law.

Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Gerber or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee affirms that all of Gerber’s decisions regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

9.           Confidentiality.  Employee agrees to keep the substance of this Agreement and General Release confidential and not disclose it to anyone, except to his spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release, or as otherwise permitted by law.  Should Employee make a permissible disclosure to his spouse, tax advisor, and or attorney, he agrees that he has or will instruct his spouse, tax, advisor, and or attorney to keep the underlying facts leading up to or the existence or substance of this Agreement and General Release confidential.

10.           Nondisparagement.  Employee represents that he has not and agrees that he will not in any way disparage Gerber including, but not limited to, its current and former owners, officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Gerber.  In the event that Employee violates this provision, he acknowledges that Gerber has the right to institute an action against him for any damages plus the reimbursement of attorneys’ fees and costs incurred in connection with the enforcement of this provision.  It is understood that the rest of this Confidential Agreement and General Release would, nevertheless, remain in full force and effect.

11.           Covenant Not To Sue. Employee agrees not to sue any Releasee in any state or federal court in the United States or elsewhere or in any administrative agency which has authority to award damages, based on any claim he released or representation he made in Section 4 above.  Employee furthers agree that he will not permit such a claim to be filed on his behalf seeking monetary or other relief against any Releasee  and he will not become a member of any class or group seeking monetary or other relief against Releasee in any matter relating to such a claim.

12.           Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Connecticut without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

13.           Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.           Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

15.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties other than the Severance Policy for Senior Officers of Gerber Scientific, Inc. which is attached as Exhibit B.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO PATTI BURMAHL AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO PATTI BURMAHL OR HER DESIGNEE, OR MAILED TO PATTI BURMAHL, GERBER SCIENTIFIC, INC., 24 INDUSTRIAL PARK ROAD WEST, TOLLAND CT  06084 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

                                       Gerber Scientific, Inc.

By:  /s/ Stephen Lovass                               By:  /s/ Patti Burmahl
Stephen Lovass                                   Patti Burmahl
                                         Sr. Vice President, Global Human Resources

Date:  May 9, 2011                                  Date:  May 13, 2011